EXHIBIT 99.4

                                FOR:   Consolidated Graphics, Inc.

                        APPROVED BY:   Ronald E. Hale, Jr.
                                       Vice President & Treasurer
                                       (713) 787-0977

                            CONTACT:   Betsy Brod/Jonathan Schaffer
                                       Media: Merridith Ingram/Jennifer Kirksey
                                       Morgen-Walke Associates, Inc.
                                       (212) 850-5600


FOR IMMEDIATE RELEASE

          CONSOLIDATED GRAPHICS COMPLETES ACQUISITION OF KEYS PRINTING
             AND UPDATES STATUS OF PREVIOUSLY ANNOUNCED ACQUISITION

      Houston, Texas - November 16, 1999 - Consolidated Graphics, Inc. (NYSE:
CGX) announced today that it has completed its acquisition of Keys Printing Company of Greenville, South Carolina. Keys provides a complete range of printing services including electronic pre-press, up to six color printing, and post-press capabilities. Ben Keys, President, will continue to lead the company. Other terms were not disclosed.

      Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "Since 1869, Keys has successfully serviced the Greenville/Spartanburg region, South Carolina's largest print market. During this time, the Company has established itself as an industry leader and has consistently provided quality print products and timely service. We welcome this outstanding company to our organization."

      Separately, the Company announced that it has terminated negotiations of a previously announced letter of intent to acquire Anderson Printing of Hollywood, California.

      Consolidated Graphics, Inc. is one of the fastest growing printing company in the United States. The Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have companies operating in 25 states with annualized revenues in excess of $685 million. For more information, visit the Company's Web site at www.consolidatedgraphics.com.

      This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.
                                     # # #